Exhibit 14.1

ENHANCED GROUP INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(AS ADOPTED MAY 7, 2026)
PURPOSE
It is the general policy of Enhanced Group Inc. (the “Company”) to conduct its business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws, rules and regulations. In carrying out this policy, the Board of Directors of the Company (the “Board”) has adopted the following Code of Business Conduct and Ethics (this “Code”), which contains certain policy guidelines and procedures adopted by the Board that relate to the legal and ethical standards for conducting Company business. This Code cannot and is not intended to cover every applicable law or to anticipate every issue that may arise, but does set out basic principles to guide all directors, officers and employees of the Company. If you are unclear about a particular situation, stop and ask for guidance from the Legal Department before taking action.
ADMINISTRATION, APPLICABILITY AND VIOLATIONS
The Board (or the appropriate committee of the Board) is responsible for setting the standards of business conduct contained in this Code and updating these standards as appropriate to reflect legal and regulatory developments and has the authority to interpret this Code in any particular situation.
This Code applies to all directors, officers, employees and independent contractors of the Company (the “Covered Persons”). It is the obligation of each and every Covered Person to become familiar with this Code, to adhere to the standards and restrictions set forth herein, and to conduct himself or herself accordingly. The Company’s more detailed policies and procedures set forth from time to time in any employee handbook and policy manual of the Company are separate requirements and are not part of this Code.
While the Company’s Legal Department will oversee the procedures designed to implement this Code, it is the individual responsibility of each Covered Person to comply with this Code. Those who violate this Code will be subject to appropriate disciplinary action which, depending on the severity of the violation, may include suspension or termination. Any Covered Person who becomes aware of any existing or potential violation of this Code is required to notify their supervisor, manager or the Legal Department promptly. Failure to do so is itself a violation of this Code. Each Covered Person must (i) notify their supervisor, manager or the Legal Department promptly of any existing or potential violation of this Code and (ii) not retaliate against any other Covered Person for reasonably and in good faith reporting potential violations or cooperating with an investigation under this Code.

POLICY GUIDELINES
I. HONEST AND CANDID CONDUCT
Covered Persons have a responsibility to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Each Covered Person should:
1.    act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies;
2.    observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies, including this Code; and
3.    adhere to a high standard of business ethics.
II. CONFLICTS OF INTEREST
A “conflict of interest” exists when a Covered Person’s private interest interferes, or appears to interfere, in any way with the interests of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when a Covered Person or any Family Member (as defined below) takes actions or has interests that may make it difficult for that person to perform his or her work on behalf of the Company objectively and effectively. Conflicts of interest may also arise if a Covered Person, or any Family Member, receives improper personal benefits as a result of his or her position in the Company. Services to the Company should never be subordinated to personal gain or advantage. Accordingly, Company policy requires that potential or actual conflicts of interest should be avoided, wherever possible, except under guidelines approved by the Board (or the appropriate committee of the Board). Anything that would present a conflict for a Covered Person would likely also present a conflict if it is related to a member of his or her family.
Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations where the rules are clear. No Covered Person, when acting for the Company, may ever, directly or indirectly (including through a Family Member):
1.    Accept any benefit, gift or entertainment that would be illegal or result in any violation of law;
2.    Accept any gift of cash or cash equivalent (such as gift certificates, loans, stock, stock options);
3.    Accept or request anything as a “quid pro quo,” or as part of an agreement to do anything in return of the benefit, gift or entertainment;
4.    Participate in any activity that you know would cause the person giving the benefit, gift or entertainment to violate his or her own employer’s standards.

The following are examples of situations which may constitute a conflict of interest. Situations such as these should be brought to the attention of the Legal Department for review and clearance before any action is taken:
1.    Competing with the Company for the purchase or sale of property, services or interests.
2.    Having an interest in a transaction involving the Company, or a customer or supplier or competitor of the Company (other than as a director of the Company and not including routine investments in publicly traded companies).
3.    Receiving a loan or guarantee of an obligation as a result of your position with the Company.
4.    Engaging in any conduct or activities that disrupt or impair the Company’s existing or potential commercial relationships.
5.    Accepting compensation, in any form, for services performed for the Company from any source other than from the Company.
6.    Either a director or a director’s Family Member receiving benefits, gifts or entertainment from persons or entities who deal with the Company where a benefit, gift or entertainment is intended to influence the director’s actions as a member of the Board, or where acceptance could create the appearance of a conflict of interest.
Conflicts of interest may not always be obvious or easy to resolve. If you have a question, you should ask for guidance from the Legal Department. Any Covered Person who becomes aware of a potential or actual conflict of interest must disclose the relevant facts to a supervisor, manager or the Legal Department or, in the case of directors or executive officers, to the Board (or the appropriate committee of the Board), before engaging in a potentially conflicted activity, or promptly upon becoming aware of a potential conflict.
For purposes of this Code “Family Member” generally means a person’s spouse or domestic partner, parents, grandparents, stepparents, children, grandchildren, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
III. CORPORATE OPPORTUNITIES
Covered Persons have a responsibility to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are therefore prohibited, except as otherwise permitted by the Company’s Certificate of Incorporation, as amended or restated from time to time, from (i) without the consent of the Legal Department, taking for themselves personally (or directing to a third party) opportunities that are discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company. Competing with the Company may involve engaging in the same line(s) of business as the Company, or any situation where the Covered Person takes away from the Company opportunities for sales or purchases of products, services or interests.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Legal Department.
IV. PREDICTION MARKETS AND SIMILAR EVENT-BASED CONTRACTS
Covered Persons may not, directly or indirectly, place, purchase, sell, enter into, maintain or otherwise participate in any prediction market, event contract, swap, wager or similar arrangement relating to the Company or the Enhanced Games, the Company’s securities, or any event, milestone, transaction, product launch, financing, regulatory matter, strategic initiative or other development involving the Company or the Enhanced Games.
V. CONFIDENTIALITY
Covered Persons should not disclose to anyone outside the Company any confidential information entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Legal Department or otherwise legally required. Confidential information includes all non-public information that might be useful to competitors, or harmful to the Company or its suppliers, customers or business partners, if disclosed. Confidential information includes, for example, trade secrets, technology, research, customer and supplier lists, unannounced financial data and projections and business plans. The obligation to preserve confidential information continues even after employment ends.
Covered Persons must be familiar with and adhere to the Company's policies related to information security and data privacy and comply with all applicable laws, rules, regulations.
VI. FAIR DEALING
The Company seeks to outperform its competitors fairly and honestly through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing disclosures of such information by past or present employees, agents or representatives of other companies is prohibited. Covered Persons should endeavor to deal fairly and in good faith with the Company’s customers, suppliers and competitors and their employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.
No bribes, kickbacks or other corrupt payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action.
Occasional business gifts of modest value to and entertainment of nongovernment employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, no gift or entertainment should be offered or extended if it is illegal, known to be in violation of the rules of the recipient’s organization or would likely result in a feeling or expectation of personal obligation on the part of the recipient. In addition, no gifts or business entertainment of any kind may be given to any government employee without the approval of the Legal Department.

VII. PROTECTION AND PROPER USE OF COMPANY ASSETS
Company assets, such as information, materials, supplies, time, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets should be used for legitimate business purposes. Accordingly, all Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use. Unauthorized use of Company assets is prohibited and should be reported. The personal use of Company assets without permission is prohibited, although incidental personal use is permitted. If you have any questions about whether your personal use of a Company asset is incidental, you should ask for guidance from the Legal Department before taking action.
VIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS
All Covered Persons are expected to obey, and to ensure that the Company obeys, all laws and governmental rules and regulations of the cities, states and countries in which the Company operates and the rules and regulations applicable to the Company’s business. Although not all Covered Persons are expected to know the details of the laws, rules and regulations to which the Company is subject, it is important to know enough to determine when to seek advice from supervisors, managers and appropriate personnel or the Legal Department. If you have any questions, you should consult your supervisor or the Legal Department.
The Company is committed to complying with all applicable federal and state securities laws, including laws prohibiting insider trading. All Covered Persons are required to review and comply with the Company’s Insider Trading Policy.
IX. ACCURATE AND TIMELY PERIODIC REPORTS
The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company. All Covered Persons who are involved in the Company’s public disclosure process, but in particular the Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Senior Financial Officers”), are required to be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such Covered Person having direct or supervisory authority regarding these SEC filings of the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
Each Covered Person who is involved in the Company’s disclosure process, including without limitation the Senior Financial Officers, must:
1.    familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;

2.    not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations; and
3.    properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).
REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR
Covered Persons have a responsibility to adhere to this Code and all existing Company policies and to report to the Company any suspected violations in accordance with applicable procedures. Employees must report any known or suspected violations of this Code or any other illegal or unethical behavior immediately to their supervisor, manager or the Legal Department. Directors and officers must report any known or suspected violations of this Code or any other illegal or unethical behavior to the Chief Legal Officer. It is the policy of the Company not to allow retaliation against individuals who reasonably and in good faith report known or suspected violations of this Code or any other illegal or unethical behavior by any employee. All employees are expected to cooperate in internal investigations of misconduct. Covered persons may also report concerns anonymously at (844) 859-5422 or https://www.clearviewconnects.com/Home.htm?org=osanwTFJ5&lang=en [clearviewconnects.com].
Nothing in this Code restricts or prohibits employees (or their attorneys) from initiating communications directly with, responding to any inquiries from, providing truthful testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with, their attorney, law enforcement, a self-regulatory authority or any other governmental agency or entity, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, the New York Attorney General or the New York City Commission on Human Rights, or from making other disclosures that are protected under the whistleblower provisions of any applicable federal or state law or regulation (collectively, a “Protected Activity”).
Notwithstanding any other provisions of this Code, employees are not required to obtain prior authorization from the Company to engage in any Protected Activity, nor are employees obligated to notify the Company that they have engaged in such Protected Activity. However, employees, in connection with any such Protected Activity, must inform such agency that the information they are providing is confidential. Additionally, despite the foregoing, employees are not permitted to disclose information they came to learn during their service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Discouraging individuals from making a reasonable and good faith report or cooperating with an investigation is also prohibited and could result in disciplinary action.
DISCLOSURE, AMENDMENTS AND WAIVERS
This Code will be made available on the Company’s website. Any waiver of any provision of this Code for any executive officer or director may be made only by the Board (or the appropriate committee of the Board). The provisions of this Code may be waived for any employee who is not an executive officer or director by the Legal Department. Any amendment of this Code or any waiver of any provision of this Code for any Senior Financial Officer, executive officer or director will be promptly disclosed as required by the rules of the Securities and Exchange Commission and the NYSE listing requirements.
ENFORCEMENT
The Company will promptly review, and if and as appropriate, investigate, any reported concern or alleged violation of the Code and take appropriate action, with supervision by the Chief Legal Officer, or, in the event the report involves a director or executive officer, the Board (or the appropriate committee of the Board). This Code and the Company's other policies will be enforced on a consistent basis for every individual, regardless of their position within the Company, and without discrimination.